AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 22nd day of January, 1999, by and between GBC-Delaware, Inc., a Delaware corporation ("Subsidiary") and Generex Biotechnology Corporation, an Idaho corporation ("Generex").

     1. MERGER. Upon the Effective Date (as hereinafter defined), Generex shall be merged with and into Subsidiary (the "Merger"). With the Merger, the separate existence of Generex shall cease. Subsidiary shall continue in existence and survive the Merger as the surviving corporation under the laws of the State of Delaware.

     2. EFFECTIVE DATE. The Merger shall become effective upon compliance with the laws of the State of Idaho and Delaware or on such later date as parties shall agree upon, the time of such effectiveness being hereafter referred to as the Effective Date.

     3. CANCELLATION OF SECURITIES. The securities of Subsidiary outstanding immediately prior to the Effective Date, all of which are now owned beneficially and of record by Generex, shall be cancelled and shall cease to be issued and outstanding shares on and after the Effective Date.

     4. CONVERSION OF SHARES OF STOCK. Upon the Effective Date, each outstanding share of common stock, $.001 par value, of Generex ("Generex Common Stock") will be converted into one share of the common stock, $.001 par value, of Subsidiary ("Subsidiary Common Stock"); each outstanding share of Special Voting Rights Preferred Stock of Generex ("Generex Preferred Stock") will be converted into one share of Special Voting Rights Preferred Stock of Subsidiary ("Subsidiary Preferred Stock"); and each outstanding warrant, option or other contractual right to purchase shares of Generex Common Stock will convert into a warrant, option or other contractual right of the Subsidiary to purchase the same number of shares of Subsidiary Common Stock on the same terms and conditions previously applicable to purchase of shares of Generex Common Stock. The conversion of Generex Common Stock and Generex Preferred Stock into Subsidiary Common Stock and Subsidiary Preferred Stock shall occur automatically upon the Effective Date without necessity of further action on the part of any person. Each certificate representing shares of Generex Common Stock and Generex Preferred Stock outstanding immediately prior to the Effective Date will, after the Effective Date, represent the same number of shares of Subsidiary Common Stock and Subsidiary Preferred Stock, and shall be exchangeable for new stock certificates of Subsidiary in accordance with such procedures as may be established by Subsidiary.

     5. TERMINATION OF MERGER; AMENDMENT. Subject to applicable law, at any time prior to the Effective Date, the directors of Generex and the directors of Subsidiary may amend this Agreement; provided, however, that the principal terms may not be amended without approval of the shareholders of Generex. This Agreement may be terminated and the Merger provided for herein abandoned by Generex, in its sole discretion, any time prior to the Effective Date of the Merger if any shareholder of Generex exercises dissenters rights as set forth in Sections 30-1-1302 and 30-1-1303 of the Idaho Business Corporation Act. If this Agreement is terminated and the Merger contemplated hereby abandoned as provided herein, this Agreement shall



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become void and of no effect.

     6. ADOPTION OF MERGER. This Agreement and Plan of Merger shall be submitted to and approved by shareholders of Generex, in accordance with Section 30-1-1103 of the Idaho Business Corporation Act. Upon approval of Generex shareholders, subject to Section 5 above, a Certificate of Ownership and Merger shall be prepared by Generex pursuant to Section 253 of the Delaware General Corporation Law and filed with the Secretary of State of the State of Delaware, and appropriate Articles of Merger shall be prepared by Subsidiary pursuant to
Section 30-1-1105 of the Idaho Business Corporation Act and filed with the Secretary of State of the State of Idaho.

     7. MISCELLANEOUS. This Agreement (a) is for the benefit of, and may be enforced only by, Generex and Subsidiary and their respective successors and assigns, and is not for the benefit of, and may not be enforced by, any other person or entity, and (b) may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused these presents to be executed by the President or Vice President of each party hereto as the respective act, deed and agreement of each of said corporations, as of the date first above written.



Attest:                                     GBC-DELAWARE, INC,
                                            a Delaware Corporation


s/Rose C. Perri                             By: s/Anna E. Gluskin
---------------------------                     ----------------------------
Rose C. Perri, Secretary                        Anna E. Gluskin, President



Attest:                                     GENEREX BIOTECHNOLOGY CORPORATION,
                                            an Idaho Corporation


s/Rose C. Perri                             By: s/Anna E. Gluskin
---------------------------                     ----------------------------
Rose C. Perri, Secretary                        Anna E. Gluskin, President


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